EXHIBIT 99.1

AMIC Signs Exclusive Global License for Advanced Resorbable Yttrium-90 Brachytherapy Seeds

Press Release Source: Advanced Medical Isotope Corporation On Thursday October 7, 2010, 9:00 am EDT

KENNEWICK, Wash., Oct. 7, 2010 (GLOBE NEWSWIRE) -- Advanced Medical Isotope Corporation, ("AMIC") (OTCQB:ADMD), a company engaged in the production and  distribution of medical isotopes, is delighted to announce the execution of an exclusive world-wide license for patented technology for a proprietary brachytherapy seed with a fast-dissolving matrix for optimized delivery of radionuclides to cancer tissue.

The resorbable seed provides controlled delivery of insoluble yttrium-90 microspheres. The new seed is a joint invention by radiochemists and medical physicists at Battelle in Richland, Washington, and pharmaceutical chemists at the University of Utah in Salt Lake City, Utah. AMIC is testing and conducting research to develop the new brachytherapy seed, and anticipates filing Premarket Notification (510k) with the FDA in October, 2010. According to AMIC CEO James C. Katzaroff, "Yttrium-90 is an important high-energy beta-emitting medical isotope with outstanding potential for treating highly localized cancer. Controlled delivery of yttrium-90 microspheres in fast-resorbable seeds should provide a unique opportunity to maximize the therapeutic index. This feature should provide high-dose therapy of non-recectable solid tumors with minimal side-effects to neighboring normal tissues."

AMIC anticipates the use of these seeds for prostate cancer as well as for many of the more radiation-resistant cancers such as brain tumors, head and neck tumors, and liver cancer. The resorbable seeds resemble conventional metal brachytherapy seeds and may be placed by direct injection using standard needles, grids, and imaging systems. However, AMIC expects that the technology should enable seed manufacturing at lower-cost relative to conventional welded-metal seeds.

Unlike current seeds that remain in the body emitting low levels of penetrating photon radiation for extended periods of time, yttrium-90 decays with a shorter physical half-life (2.7 days), with negligible radiation outside the patient. The shorter half-life also suggests a potentially higher biological effective dose (BED) value for cancer cell destruction. The insoluble form of the yttrium-90 microspheres effectively confines the radioactivity to the injection site and limits potential dissolution into blood. "Yttrium-90 continues to demonstrate outstanding properties of a preferred medical isotope for cancer treatment, said AMIC Chief Science Officer, Dr. Robert Schenter, "it has been used very effectively as microspheres for treating liver cancer and in cell-directed immunotherapy (Zevalin) for treating non-Hodgkin's Lymphoma. Yttrium-90 is readily available from commercial suppliers.

About Advanced Medical Isotope Corporation

Advanced Medical Isotope Corporation (AMIC) (OTCQB:ADMD) is a company engaged in the production and distribution of medical isotopes for advanced diagnostic and non-surgical therapeutic application. AMIC's goal is to empower physicians, medical researchers, and ultimately patients by providing them with essential medical isotopes that, until now, have not been feasible or economical, in an effort to detect and cure human disease. For more information, please visit our website, www.isotopeworld.com.

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About Battelle

Battelle is the world's largest independent research and development organization. Battelle provides solutions to the world's most pressing needs through its four global businesses: Laboratory Management, National Security, Energy Technology, and Health and Life Sciences.  Headquarted in Columbus, Ohio, Battelle oversees 22,000 employees in more than 130 locations worldwide, including Pacific Northwest National Laboratory in Richland, Wash. PNNL employs 4,900 staff, has an annual budget of nearly $1.1 billion, and has been managed by Battelle since the lab's inception in 1965.

About the University of Utah

The University of Utah is an institution of the Utah System of Higher Education. Founded in 1850, it is the first and largest public higher education institution in Utah, with more than 28,000 students from all 50 states and 110 countries, and a campus comprising 1,534 acres in the foothills of the Wasatch Range in Salt Lake City.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may", "will", "should", "plans", "expects", "anticipates", "continue", "estimates", "projects", "intends", and similar expressions. Forward-looking statements involve risks and uncertainties that could cause results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, government agency rules and changes, and various other factors beyond the Company's control.

Contact:
Advanced Medical Isotope Corporation
James C. Katzaroff, CEO
509-736-4000
jkatzaroff@isotopeworld.com